                                                                    Exhibit 12.1


                                         Predecessor
                                        and Successor
                        Predecessor       Combined         January 1       March 25
                        Years Ended      Year ended        through         through
                        December 31,     December 31,      March 24,     September 30,
                       -------------
                       1995     1996        1997             1997            1997
                       ----     ----    -------------   -------------    -----------
                                                        (Predecessor)    (Successor)

Net income (loss)
 before taxes            209      47        2,317          (676)            3,512

Fixed charges          1,164   1,118        5,600           420             3,464
                       -----   -----    -------------   -------------    -----------

 Earnings              1,373   1,165        7,917          (256)            6,976

Fixed charges          1,164   1,118        5,600           420             3,464

Fixed charge
 coverage                1.2x    1.0x         1.4x            -x              2.0x
                       =============    =============   =============    ===========


                                      Predecessor
                                     and Successor                     Pro Forma
                                        Combined       Historical       Combined
                        March 25       Nine Months     Nine Months     Nine Months
                        through          Ended           Ended            Ended
                      December 31,   September 30,    September 30,   September 30,
                          1997            1997            1998           1998
                      ------------   -------------    -------------   -------------
                      (Successor)                     (Successor)

Net income (loss)
 before taxes            2,993          2,836            1,491           1,731

Fixed charges            5,180          3,884            5,978           9,692
                      ------------   -------------    -------------   -------------

 Earnings                8,173          6,720            7,469          11,423

Fixed charges            5,180          3,884            5,978           9,692

Fixed charge
 coverage                  1.6x           1.7x             1.3x            1.2x
                      ============   =============    =============   =============

For purposes of calculating the ratio of earnings to fixed shares, earnings represents income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense and the portion of operating rental expense which management believes is representative of the interest component of rent expense.